Exhibit 5.1

Jones, Davis & Jackson, PC Attorneys + Counselors 15110 Dallas Parkway, Suite 300 Dallas, TX 75248 972.733.3117 Fax 972.733.3119

February 8, 2023

Alset Inc.

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 20814

Re: Registration Statement on Form S-3 (File No. 333-264234)

Ladies and Gentlemen:

We have acted as counsel to Alset Inc., a Texas corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated February 6, 2023, to the Prospectus, dated April 11, 2022 and declared effective on May 5, 2022 filed with the SEC by Alset EHome International Inc. (which was a party to the merger which created the Company under that certain Certificate of Merger/Combination Merger filed with the Texas Secretary of State on September 7, 2022) included in the Registration Statement on Form S-3 (File No. 333-264234) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 1,940,136 shares of common stock, par value $0.001 per share, of the Company (including 212,863 shares subject to the underwriter’s over-allotment option) (the “Shares”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated February 6, 2023.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials. Additionally, this opinion is provided in reliance on: (i) that certain Reliance Certificate, dated as of February 8, 2023 (the “Reliance Certificate”), executed by the Chief Executive Officers and Chief Financial Officers of the Company and (ii) that certain Officer’s Certificate, dated as of February 8, 2023 (the “Officer’s Certificate”), executed by the Chief Executive Officers and Chief Financial Officers of the Company. In addition to the assumptions set forth above, the opinions set forth below are subject to the following qualifications and limitations:

1. We express no opinion, directly or indirectly, on any contracts, instruments or other documents incorporated by reference or otherwise referred to in the documents reviewed for purposes of this opinion.

2. We express no opinion as to choice of law, securities law, antitrust law or taxation matters.

3. Our opinion, as it pertains to the Company’s good standing, is based solely on the Certificate of Fact issued by the Texas Secretary of State which is February 7, 2023.

4. We express no opinion with respect to the effect or applicability of statutes, ordinances, administrative decisions or rules or regulations of any counties, towns, municipalities or other political subdivisions, or judicial decisions to the extent that they deal with any of the foregoing.

5. We express no opinion with respect to: (a) the compliance of the certificate of formation and bylaws of the Company (the “Governance Documents”), as amended, with the Texas Business Organizations Code (the “TBOC”) and (b) any actions made by the Company to amend or restate its Governance Documents to comply with the TBOC.

6. Any references or reliance regarding the entity Alset EHome International Inc.

Dallas ■ Denver ■ Los Angeles

www.jonesdavis.com

Alset Inc.

February 8, 2023

Based on the foregoing, we are of the opinion that: the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are licensed to practice law in the State of Texas and our opinions set forth herein are expressly limited to the laws of the State of Texas, including applicable provisions of Texas statutes and the Constitution of the State of Texas and published decisions of Texas courts interpreting those provisions. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the laws of the State of Texas as currently in effect.

Our opinions herein are rendered as of the date of this letter, and we assume no obligation to supplement or modify this letter if, after the date of this letter, any applicable laws change or we become aware of any matters that might change any of our opinions expressed herein. Our opinions are limited to the matters expressly set forth in this letter, and no opinion may be inferred or implied beyond those matters. Neither this letter nor any opinions expressed herein may be circulated, used or relied on by the Company for any purpose except as expressly stated above.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we hereby confirm that we are not within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

JONES, DAVIS & JACKSON, PC

By:	/s/ R. Steven Jones
R. Steven Jones, Esq.

Dallas ■ Denver ■ Los Angeles

www.jonesdavis.com